UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 11, 2008

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Director or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Execution of Employment Agreements

On June 11, 2008, Joseph R. Tomkinson, Chief Executive Officer,  William S. Ashmore, President, executed new employment agreements with Impac Funding Corporation (“IFC”), a wholly-owned subsidiary of Impac Mortgage Holdings, Inc. (“IMH” and together with IFC, the “Company”).  The agreements are effective as of April 1, 2008 and have a term from January 1, 2008 through December 31, 2009, unless terminated earlier, and automatically renew for an additional two years unless the Company provides notice of non-renewal between July 15 and August 15, 2009.

Base Salary, Discretionary Bonus and Other Compensation.   Mr. Tomkinson’s and Mr.  Ashmore’s base salary is $600,000 and $500,000 per year, respectively, with no automatic adjustments, and each officer is eligible to receive cash or stock bonuses in the sole discretion of the Board of Directors. Messrs. Tomkinson and Ashmore are also eligible to receive paid vacation, an annual car allowance of $12,000, and participate in health and other benefit plans and will be reimbursed for reasonable and necessary business and entertainment expenses. Each officer is prohibited, without approval from the Board of Directors, from receiving compensation, directly or indirectly, from any companies with whom the Company or any of its affiliates has any financial, business, or affiliated relationship.

Severance Compensation. If Mr. Tomkinson’s or Mr. Ashmore’s employment is terminated for any reason, other than without cause or good reason, each will be entitled to receive his base salary prorated through the termination date, any expense reimbursement due and owing for reasonable and necessary business and entertainment expenses, and accrued vacation benefits. If termination is due to death or the executive officer is declared legally incompetent, then such officer will also receive six additional months of his base salary. If either officer is terminated without cause or resigns with good reason, he will also receive 18 months of his base salary, along with health benefits, to be paid out over an 18 month period. Termination with cause includes conviction of a crime of dishonesty or a felony with certain penalties, substantial failure to perform duties after notice, willful misconduct or gross negligence, or material breach of the employment agreement. Good reason includes material changes to employee’s duties, relocation, without his prior written consent, of the place of principal performance of such executive’s responsibilities and duties to a location more than 65 miles away, the Company’s material breach of the employment agreement and failure by the Company to obtain from any acquirer of the Company an agreement to assume the employment agreement.  Each executive officer has agreed not to compete with the Company during the 18 months that severance payments are made, provided that the agreement not to compete will be waived if the executive officer foregoes the severance compensation.

Change of Control. The employment agreements will not be terminated by merger, an acquisition by another entity, or by transferring of all or substantially all of the Company’s assets. In the event of any such change of control, the surviving entity or transferee would be bound by the employment agreements.

Guaranty. Because IMH will receive direct and indirect benefits from the performance of each officer under the employment agreements, IMH has entered into guaranties also effective as of April 1, 2008, in favor of each officer. Under the terms of each guaranty, IMH promises to pay any and all obligations owed to the officers in the event of default by IFC.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement made as of April 1, 2008 between Impac Funding Corporation and Joseph R. Tomkinson
10.2	Impac Mortgage Holdings, Inc. Guaranty dated as of April 1, 2008 in favor of Joseph R. Tomkinson
10.3	Executive Employment Agreement made as of April 1, 2008 between Impac Funding Corporation and William S. Ashmore
10.4	Impac Mortgage Holdings, Inc. Guaranty dated as of April 1, 2008 in favor of William S. Ashmore

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: June 16, 2008

By:	/s/ Ron Morrison
Name: Ron Morrison
Title: Executive Vice President and General
Counsel